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                                                                    EXHIBIT 4.6

                       AMENDMENT NO. 4 TO RIGHTS AGREEMENT

         AMENDMENT NO. 4, dated as of March 22, 2002 (this "Amendment"), to the Rights Agreement, dated as of June 26, 1992, as amended (the "Rights Agreement"), between Spacelabs Medical, Inc., a Delaware corporation (the "Company"), and EquiServe Trust Company, N.A. as successor to First Chicago Trust Company of New York, as rights agent (the "Rights Agent").

                                   WITNESSETH

         WHEREAS, the Company and the Rights Agent have previously entered into the Rights Agreement; and

         WHEREAS, no Distribution Date (as defined in Section 3(b) of the Rights Agreement) has occurred as of the date of this Amendment; and

         WHEREAS, Section 26 of the Rights Agreement provides that (i) prior to the Distribution Date (as such term is defined in the Rights Agreement), the Company may and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without approval of any holder of the Rights and (ii) any supplement or amendment duly approved by the Company shall become effective immediately upon execution by the Company, whether or not also executed by the Rights Agent; and

         WHEREAS, the Company, Instrumentarium Corporation ("Buyer") and Boxer Acquisition Corp., a newly-formed wholly-owned indirect subsidiary of Buyer ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of March 22, 2002 (the "Merger Agreement") and an Agreement and Plan of Reorganization of even date therewith (the "Reorganization Agreement") pursuant to which Merger Sub will be merged with and into the Company and each share of common stock of the Company outstanding will be converted into the right to receive the consideration set forth therein; and

         WHEREAS, the Board of Directors has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement to exempt the Merger Agreement and the transactions contemplated thereby from the application of the Rights Agreement; and

         WHEREAS, the Board of Directors of the Company has approved and adopted this Amendment and directed that the proper officers take all appropriate steps to execute and put into effect this Amendment.

         NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:


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         1.       Section 1(a) of the Rights Agreement is hereby amended by
inserting the following sentence after the last sentence thereof:

                  Notwithstanding any other provision of this Agreement, until the termination of the Merger Agreement (as defined below) or the Reorganization Agreement (as defined below), in accordance with their respective terms, neither Instrumentarium Corporation ("Buyer") nor any Affiliate of Buyer (collectively with Buyer, the "Buyer Parties") shall be deemed to be an Acquiring Person by virtue of the fact that Buyer is the Beneficial Owner solely of shares of Common Stock of which any Buyer Party is or becomes the Beneficial Owner by reason of the approval, execution or delivery of (x) the Agreement and Plan of Merger, dated as of March 22, 2002 (the "Merger Agreement"), as may be amended from time to time, among the Company, Buyer and Boxer Acquisition Corp, a newly-formed wholly-owned indirect subsidiary of Buyer (the "Merger Sub") or (y) the Agreement and Plan of Reorganization, dated as of March 22, 2002 (the "Reorganization Agreement"), as may be amended from time to time, among the Company, Buyer and Merger Sub, or by reason of the consummation of any transaction contemplated in the Merger Agreement or the Reorganization Agreement.

         2. Section 11 of the Rights Agreement is hereby amended to add the following subsection (d) at the end thereof:

                  "Notwithstanding any other provision of this Agreement, in accordance with the terms of the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), the Common Stock will be converted into the consideration provided for in the Merger Agreement, and all Rights attached thereto shall simultaneously be extinguished with no additional consideration being paid on account thereof."

         3. Section 26 of the Rights Agreement is hereby modified and amended to add the following sentence after the last sentence thereof:

                  "Amendment No.4 to the Rights Agreement shall be deemed to be irrevocable."

         4. Section 16(a) of the Rights Agreement is hereby modified and amended to add the following sentence after the last sentence thereof:


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                  "Nothing in this Agreement shall be construed to give any
                  holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement in connection with any transactions contemplated by the Merger Agreement or the Reorganization Agreement."

         5. This Amendment shall be deemed to be in force and effective immediately prior to the execution and delivery of the Merger Agreement.

         6. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         7. Capitalized terms used in this Amendment and not defined herein shall have the meanings assigned thereto in the Rights Agreement.

         8. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         9. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.




ATTEST:                              SPACELABS MEDICAL, INC.



By        /s/ Clay West                 By     /s/ Eugene V. DeFelice
         -------------------------            -------------------------------
         Name:Clay West                       Name:Eugene V. DeFelice
         Title:Assoc. General Counsel         Title:Vice President, General
                                                    counsel and Secretary


ATTEST:                              EQUISERVE TRUST COMPANY, N.A.




By        /s/ Randi Galan                 By   /s/ Thomas A. Ferrari
         -------------------------            -------------------------------
         Name:Randi Galan                      Name:Thomas A. Ferrari
         Title:Senior Account Manager          Title:Senior Managing Director






















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